EXHIBIT (99.4)
--------------


AT THE COMPANY:  AT THE FINANCIAL RELATIONS BOARD:

Karen Dickelman  Dennis Waite     Laura Kuhlmann   Susan Steidle
Director of      General InquiriesMedia Inquiries  Analyst Inquiries
Investor         312 640-6674     312 640-6727     312-640-6774
Relations
312 683-3671


BANYAN STRATEGIC REALTY TRUST ANNOUNCES $3.1 MILLION ACQUISITION OF MULTI-TENANT OFFICE PROPERTY IN MEMPHIS, TENNESSEE


FOR IMMEDIATE RELEASE

CHICAGO, DECEMBER 15, 1997 -- BANYAN STRATEGIC REALTY TRUST (Nasdaq: VLANS) today reported the acquisition on December 10, 1997, of a multi-tenant office property located in Memphis, Tennessee.

The property, known as Airways Plaza, consists of five one-story buildings containing approximately 87,830 net rentable square feet and was acquired for a price of approximately $3.1 million ($35 per square foot), including closing costs and related expenses.

The purchase price equates to a capitalization rate of 16 percent on projected net operating income. The property is currently 100 percent leased to three tenants, with 87 percent of the space leased to several divisions of the Federal Express Corporation. The Federal Express lease expires in March 1999. While the Trust expects that several of the Federal Express divisions will continue to occupy the leased space, it is likely that a portion of the space will be vacated when Federal Express relocates certain divisions to a new facility currently under construction. The projected 1998 return on investment reflects the risk associated with the re-leasing of the Federal Express space. The Trust believes any space vacated by Federal Express will be leased at comparable rates.

The acquisition of Airways Plaza represents the twenty-fifth investment made by the Trust since the inception of its investment program in 1993. Funding for the acquisition was provided by a draw upon the Trust's bank line of credit.

Banyan Strategic Realty Trust is a diversified equity real estate investment trust (REIT) with a portfolio that includes primarily light industrial/warehouse and suburban office buildings as well as retail and residential properties. The properties are located in major metropolitan areas and mid-to-small second-tier markets primarily in the Midwest and Southeast United States. The Trust currently has 13,238,812 shares of beneficial interest outstanding.


Some of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. Although the Trust has used its best efforts to be accurate in making these forward-looking statements, it is possible that the assumptions made by management may not materialize. The cash flow generated by, or capital appreciation from, real property investment may be adversely affected by changes in demographics, local real estate conditions, governmental regulations, zoning or tax laws, environmental or other legal liabilities and changes in interest rates.

         See Banyan's new website at http://www.banyanreit.com for complete company information.

   For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter "VLANS."

                                 - 4 -